This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-73798.

Prospectus Supplement
---------------------
(To prospectus dated December 7, 2001)

                                6,000,000 Shares

                                [LOGO] GENAERA

                              GENAERA CORPORATION
                                  Common Stock
                                 _____________


     We are offering 6,000,000 shares of our common stock to selected institutional investors, including current institutional holders of our common stock. Of the 6,000,000 shares, up to 1,600,000 shares are being offered directly by us and up to 4,400,000 shares are being offered through Wells Fargo Securities, LLC on a "best efforts" basis. Wells Fargo Securities, LLC is not obligated to purchase any of the shares being offered by this prospectus supplement. Wells Fargo Securities, LLC is not required to sell any specific number or dollar amount of common stock but will use its best efforts to sell up to 4,400,000 shares of common stock.

     Our common stock is quoted in the Nasdaq National Market under the symbol "GENR." On April 5, 2002, the last reported sale price of our common stock was $3.10 per share.

                                 _____________


     Investing in our common stock involves significant risk. See "Risk Factors" section beginning on page S-4 of this prospectus supplement.

                                 _____________


                                                                                   Per Share             Total/(1)/
                                                                              ------------------     -----------------
Public offering price to selected institutional investors....................             $2.750           $16,500,000
Agent's commissions/(2)/.....................................................             $0.193           $   847,000
Proceeds before other expenses to Genaera Corporation........................             $2.557           $15,653,000

_______________
(1) Assumes that all 6,000,000 shares of common stock offered by this prospectus supplement are sold in this offering. There is no requirement that any minimum number of shares or dollar amount of common stock be sold in this offering and there can be no assurance that we will sell all or any of the shares being offered.
(2) We will pay the agent's commission only with respect to the shares of our common stock actually sold through Wells Fargo Securities, LLC in this offering, which, for the purposes of this table, we have assumed is 4,400,000 shares. We also have agreed to issue to the agent warrants to purchase 100,000 shares of our common stock at an exercise price of $2.75 per share and that are exercisable at any time within five years following the closing date of this offering.

    The shares will be ready for delivery by us on or about April 10, 2002.

                                 _____________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                                 _____________

                          Wells Fargo Securities, LLC

           The date of this prospectus supplement is April 5, 2002.

                               TABLE OF CONTENTS
                             Prospectus Supplement

                                                                                                          Page
                                                                                                          ----
About This Prospectus Supplement......................................................................      S-i
Forward-Looking Statements............................................................................     S-ii
Prospectus Supplement Summary.........................................................................      S-1
Risk Factors..........................................................................................      S-4
Use of Proceeds.......................................................................................     S-11
Market Price of Common Stock..........................................................................     S-11
Dividend Policy.......................................................................................     S-11
Capitalization........................................................................................     S-12
Dilution..............................................................................................     S-12
Plan of Distribution..................................................................................     S-13
Where You Can Find More Information...................................................................     S-14
Experts...............................................................................................     S-14

                                                  Prospectus

                                                                                                           Page
                                                                                                           ----
About This Prospectus.................................................................................        i
Where You Can Find More Information...................................................................        i
Genaera Corporation...................................................................................        1
Risk Factors..........................................................................................        3
Forward-Looking Statements............................................................................        9
Use of Proceeds.......................................................................................       10
Description of Common Stock and Preferred Stock.......................................................       10
Description of Warrants...............................................................................       14
Plan of Distribution..................................................................................       14
Legal Matters.........................................................................................       16
Experts...............................................................................................       16

                              __________________

                       ABOUT THIS PROSPECTUS SUPPLEMENT

     We provide information to you about our company and the common stock in this prospectus supplement and the accompanying prospectus. This prospectus supplement contains more specific information regarding the offering of our common stock. To the extent that the information in this prospectus supplement differs from that in the accompanying prospectus, you should rely on the information in this prospectus supplement.

     This offering of common stock is being made under a registration statement that we filed with the Securities and Exchange Commission under which we may sell any combination of common stock, preferred stock and warrants, in one or more offerings, up to a total dollar amount of $50.0 million. After completion of this offering, we may offer under this registration statement approximately $33.5 million in one or more offerings of common stock, preferred stock or warrants.

     You should rely only upon the information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information in this document is accurate only as of the date of this document.

                              __________________

     We are not making any representation to you regarding the legality of an investment in the common stock by you under applicable law. You should consult with your own advisors as to the legal, tax, business, financial and related aspects of a purchase of the common stock.

                          FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Forward-looking statements are based on our current expectations or forecasts of future events. Statements that do not relate strictly to historical facts are forward-looking statements. These statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "hope," and other words and terms of similar meaning. In particular, these include, among others, statements about the following:

     . the sufficiency of our resources to sustain operations at their current level;

     .  our present or anticipated scientific progress;

     .  our development of potential pharmaceutical products;

     .  our future revenues and profitability;

     .  our anticipated capital expenditures;

     .  our anticipated research and development expenditures; and

     . our ability to obtain future financing and to secure necessary collaboration.

     These statements are not guarantees of future performance, events or results. There are important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, among others:

     . unanticipated cash requirements to support current operations, expansion of our business or capital expenditures;

     . scientific or regulatory setbacks with respect to our potential products;

     . new government regulations, court decisions, regulatory interpretations or other governmental initiatives;

     . market conditions in the biotechnology industry that make raising additional capital difficult, expensive or both;

     .  the loss of key management or scientific personnel;

     .  the activities of our competitors in the industry; and

     .  other factors described in this prospectus supplement under "Risk
        Factors."

     Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the Securities and Exchange Commission.

--------------------------------------------------------------------------------

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire prospectus supplement, the accompanying prospectus and the documents we have incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                  The Company

     Genaera Corporation, formerly known as Magainin Pharmaceuticals Inc., is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Our research and development efforts are focused on anti-angiogenesis, respiratory diseases, obesity, and infectious diseases.

RESEARCH & DEVELOPMENT PROGRAMS

Natural Products Discovery and Development Programs

Anti-Angiogenesis Program

     Squalamine, a naturally occurring aminosterol, is our lead product development candidate and currently is being evaluated as an anti-angiogenic compound in multiple Phase 2 clinical studies for the treatment of non-small cell lung and ovarian cancers in combination with cytotoxic therapies. In addition, we are preparing for future initial clinical studies in patients with age-related macular degeneration, an eye disease characterized by the abnormal growth of blood vessels in the retina often resulting in blindness. We also are conducting a small Phase 1 clinical study in fibrodysplasia ossificans progressiva, which is a rare genetic disorder of the musculoskeletal system in which there is a poorly-understood inflammatory reaction leading to progressive formation of bone in the muscles and other soft tissues, resulting in progressive immobility and disability.

Obesity Program

     Trodulamine is our second natural aminosterol product in development and has a similar chemical structure to squalamine. Preclinical data on this compound demonstrate it is a potent appetite suppressant in numerous animal models of obesity. Genaera researchers have shown efficacy with trodulamine and demonstrated that animal food intake can be regulated in a reversible manner, leading to changes in body weight. Development goals for trodulamine currently are focused on demonstrating safety and early evidence of appetite suppression in medically significant obesity; however, we expect that this program will assume a lower priority than squalamine and the mucoregulator program described below.

Genomics-Based Discovery and Development Programs

Respiratory Program


     Our respiratory program is designed to discover and develop treatment alternatives for respiratory diseases, including asthma, chronic bronchitis, cystic fibrosis, and chronic sinusitis. These respiratory diseases have in common the overproduction of mucus secretions and an underlying inflammatory process. Current research and development efforts at Genaera are focused on the development of therapeutics that decrease mucus production, or mucoregulators, and anti-inflammatory treatments that may be useful in these diseases.

     Anti-IL9 Antibody


     Our first genomics-based program involves the development of a blocking antibody to IL9 to treat the root cause of asthma. Genetic studies to identify the root cause of asthma, in both human families and animal models, have pinpointed IL9 as a mediator of asthma, and functional genomic analyses are consistent with these findings. In April 2001, we entered into a collaborative agreement with MedImmune, Inc. relating to the development of an IL9 product for asthma.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     Mucoregulators

     Our second genomics-based program has led to our identification of small molecules, believed to be drug development candidates, to inhibit the overproduction of mucin. We believe small molecule therapeutics that decrease abnormal mucin gene production, so-called "mucoregulators," have the potential to yield novel therapeutics for mucus overproduction in a number of chronic diseases. In December 2001, Genaera scientists announced a publication regarding the discovery of hCLCA1, a chloride channel found in humans, and mCLCA3, an equivalent chloride channel found in mice. Based on the role of the hCLCA1 chloride channel in a variety of respiratory disorders, the Company has developed LOMUCIN(TM), its second genomics-based therapeutic. LOMUCIN(TM) is an orally available small molecule intended to block the hCLCA1-dependent abnormal mucus production associated with a variety of respiratory conditions. This type of medical intervention is designed to open the airways, easing the breathing of patients with these conditions. The first clinical trial for LOMUCIN(TM) in asthma was initiated in Mexico City during August 2001 and was designed to assess safety. An initial clinical study, in collaboration with the Cystic Fibrosis Therapeutic Development Network and experienced investigators outside the United States, is planned in 2002 to assess the safety of LOMUCIN(TM) in patients with cystic fibrosis. The Company plans to collect other information from both the study in asthma and the study in cystic fibrosis which will be necessary to plan future clinical studies

Other Programs

Other Aminosterols

     In addition to squalamine and trodulamine, our discovery of natural aminosterols has been complemented by a combinatorial chemistry and biology program that has produced many synthetic aminosterols. These natural aminosterols and their synthetic analogues are being developed as a class of agents that are able to block cellular activation in specific cell types. Our lead compounds have demonstrated sufficient efficacy in preclinical models to encourage our pursuit of additional research that could lead to the development of a new treatment for inflammatory disorders.

Infectious Disease Program

     We have conducted research and development in infectious diseases over many years. The magainin class of compounds, originally discovered in frogs, has been shown to have activity against a variety of pathogens, including bacteria, amoebae, fungi and parasites. LOCILEX Cream, a topical cream antibiotic for the treatment of infection in diabetic foot ulcers, had been our lead product development candidate. LOCILEX Cream did not obtain approval from the U.S. Food and Drug Administration in July 1999 and we have since refocused our near-term product development efforts on the other programs discussed. We continue to seek new opportunities that will enable us to capitalize on our past development efforts in this program.

Other

     In prior years, we have conducted feasibility studies in a number of other areas, including animal-host defense systems and uses for magainin peptides other than in infectious diseases. We no longer conduct significant research and development activities in these areas as a result of a reprioritization of our corporate goals. Any of these programs could become more significant over the next 12 months; however, there can be no assurance that any of these or our other programs will generate viable product opportunities.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 The Offering


Common stock offered........................................  6,000,000 shares

Common stock to be outstanding after offering...............  38,867,386 shares


Net proceeds................................................  We intend to use the net proceeds from the sale of any of the securities for working
                                                              capital and for general corporate purposes,
                                                              which may include, among other things, the
                                                              funding of both ongoing and planned
                                                              research and development activities,
                                                              clinical trials and expenditures to improve
                                                              the manufacturing process relating to
                                                              commercial production of squalamine.  We
                                                              also are required to remit to Abbott
                                                              Laboratories Inc. a portion of the net
                                                              proceeds of this offering.  See "Use of
                                                              Proceeds."

Nasdaq National Market symbol...............................  "GENR"

The table set forth above is based on 32,867,386 shares of common stock outstanding as of April 2, 2002. The table excludes 4,037,041 shares issuable upon the exercise of options and warrants outstanding, of which 2,270,039 shares are currently exercisable as of April 2, 2002.
--------------------------------------------------------------------------------

                                 RISK FACTORS

Any investment in the common stock offered under this prospectus supplement involves a high degree of risk. You should carefully consider the following risk factors, together with the other information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest.

If we do not raise additional capital, we may not be able to continue our research and development programs and may never commercialize any products.

     We maintained cash and investments of $16,078,000 at December 31, 2001. At December 31, 2001, we had current liabilities of $5,583,000 and long-term liabilities of $1,579,000. We believe these resources, together with the proceeds of this offering, are sufficient to meet our research and development goals and sustain operations into 2003. However, we will need to raise substantial additional funds in the future to continue our research and development programs and to commercialize our potential products. If we are unable to raise such funds, we may be unable to complete our development activities for any of our proposed products.

     We regularly explore alternative means of financing our operations and seek funding through various sources, including public and private securities offerings, collaborative arrangements with third parties and other strategic alliances and business transactions. We currently do not have any commitments to provide additional funds, and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. We may be compelled to seek collaborations with third parties to commercialize potential products or technologies that we might otherwise seek to develop or commercialize ourselves, or seek other arrangements, none of which may result in our obtaining necessary funds. If we cannot obtain funding, we will need to delay, scale back or eliminate research and development programs. If we raise additional capital by issuing equity or securities convertible into equity, our stockholders may experience dilution and our share price may decline. Any debt financing may result in restrictions on spending or payment of dividends. If we engage in collaborations, we will receive lower consideration upon commercialization of such products than if we had not entered into such arrangements, or if we entered into such arrangements at later stages in the product development process.

We expect to continue to incur substantial losses in the foreseeable future and may never generate revenues or become profitable.

     To date, we have engaged primarily in the research and development of drug candidates. We have not generated any revenues from product sales and have incurred losses in each year since our inception. As of December 31, 2001, we had an accumulated deficit of approximately $170.6 million.

     Our proposed products are in a relatively early developmental stage and will require significant research, development and testing. We must obtain regulatory approvals for any proposed product prior to commercialization of the product. Our operations also are subject to various competitive and regulatory risks. As a result, we are unable to predict when or if we will achieve any product revenues or become profitable. We expect to experience substantial losses in the foreseeable future as we continue our research, development and testing efforts.

Development and commercial introduction of our products will take several more years and may not be successful.

     We are dedicating substantially all of our resources to research and development, do not have any marketed products, and have not generated any product revenue. Because substantially all of our potential products currently are in research, preclinical development or the early and middle stages of clinical testing, revenues from sales of any products will not occur for at least the next several years, if at all. Our technologies are relatively new fields and may not lead to commercially viable pharmaceutical products. Before we can commercially introduce any products, we will likely incur substantial expense for, and devote a significant amount of time to, preclinical testing and clinical trials. We cannot apply for regulatory approval of our potential products until we have performed additional research and development testing and demonstrated in preclinical testing and clinical trials that our product candidates are safe and effective for use in humans. Some of our product candidates are in the early stages of research and development, and we may abandon further development efforts on these product candidates before they reach clinical trials. Conducting clinical trials is a lengthy, time-consuming and expensive process. Our clinical trials may not demonstrate the safety and efficacy of our potential products, and we may encounter unacceptable side effects or other problems in the clinical trials. Should this occur, we may have to delay or discontinue development of the potential products. Further, even if we believe that any product is safe or effective, we may not obtain the required regulatory approvals, be able to manufacture our products in commercial quantities or be able to market any product successfully.

If we do not obtain required regulatory approvals, we will not be able to commercialize any of our product candidates.

     Numerous governmental authorities, including the FDA in the United States, regulate our business and activities. Federal, state and foreign government agencies impose rigorous preclinical and clinical testing and approval requirements on our product candidates. In general, the process of obtaining government approval for pharmaceutical products is time consuming and costly.

     Governmental authorities may delay or deny the approval of any of our drug candidates. In addition, governmental authorities may enact new legislation or regulations that could limit or restrict our efforts. A delay or denial of regulatory approval for any of our drug candidates, such as that which has occurred for our LOCILEX Cream, a topical cream for the treatment of infection in diabetic foot ulcers, will materially affect our business. Even if we receive approval of a product candidate, it may be conditioned upon certain limitations and restrictions as to the drugs used and may be subject to continuous review. If we fail to comply with any applicable regulatory requirements, we could be subject to penalties, including warning letters, fines, withdrawal of regulatory approval, product recalls, operating restrictions, injunctions, and criminal prosecution.

We expect to rely on third parties to market any products we develop and expect to rely on third parties in connection with the development of our products; if these parties do not perform as expected, we may never successfully commercialize our products.

     We do not have our own sales and marketing staff. In order to successfully develop and market our future products, we must enter into marketing and distribution arrangements with third parties. We also expect to delegate the responsibility for all, or a significant portion, of the development and regulatory approval for certain products to third parties. If these parties do not develop an approvable or marketable product or do not market a product successfully, we may never generate revenue or become profitable. Additionally, we may be unable to enter into successful arrangements with other parties for such products.

     We do not have control over the amount and timing of resources to be devoted to our products by our collaborative partners. Our collaborators may not place a high priority on their contractual arrangements with us. Collaborators may develop products independently or through third parties that could compete with our proposed products. For example, GlaxoSmithKline, a current collaborative partner, which entered into an agreement with us relating to the development of LOCILEX, maintains a significant presence in the antibiotic area and currently sells a topical antibiotic product indicated for the treatment of certain skin infections. In addition, a collaborator may decide to end a relationship with us. For example, in December 2000, Genentech provided notice to us of its election to terminate the collaboration agreement covering the IL9 antibody development program and related respiratory technology.

     We also may decide to establish our own sales force to market and sell certain products. Although some members of our management have limited experience in marketing pharmaceutical products, we have no experience with respect to marketing our products. If we choose to pursue this alternative, we will need to spend significant additional funds and devote significant management resources and time to establish a successful sales force. This effort may not be successful. Moreover, because our financial resources are limited, our sales and marketing expenditures in this area would likely be modest compared to our competitors.

We face formidable competition with respect to the products we are seeking to develop and the recruitment of highly trained scientific personnel.

     The pharmaceutical industry is characterized by intense competition. Many companies, research institutions and universities are conducting research and development activities in our fields of interest. Some of these companies are currently involved in research and development activities focused on the pathogenesis of disease, and the competition among companies attempting to find genes responsible for disease is intense. In addition, we are aware that research on compounds derived from animal host-defense systems is being conducted by others. We also may face competition from companies using different or advanced techniques that could render our future products obsolete. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we have.

     Many companies are working to develop and market products intended for the additional disease areas being targeted by us, including cancer, age-related macular degeneration and chronic obstructive respiratory diseases. A number of major pharmaceutical companies have significant franchises in these disease areas, and can be expected to invest heavily to protect their interests. With respect to cancer and AMD, anti-angiogenic agents are under development at a number of companies. In the respiratory field, other biopharmaceutical companies also have reported the discovery of genes relating to asthma and other respiratory diseases.

     Many of the companies developing or marketing competing products have significantly more experience than us in undertaking preclinical testing and human clinical trials of new or improved therapeutic products and obtaining regulatory approvals of such products. Some of these companies may be in advanced phases of clinical testing of various drugs that may be competitive with our proposed products.

     We expect technological developments in the biopharmaceutical field to occur at a rapid rate and expect competition to intensify as advances in this field are made. Accordingly, we must continue to devote substantial resources and efforts to research and development activities in order to maintain a competitive position in this field. Our efforts may not be successful.

     Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed, some of which may be directly competitive with our technology. In addition, these institutions, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting highly qualified scientific personnel.

If we do not develop and maintain relationships with contract manufacturers, we may not successfully commercialize our products.

     We currently do not have the resources, facilities, or technical capabilities to manufacture any of our proposed products in the quantities and quality required for commercial sale. We have no plans to establish a manufacturing facility. We expect to depend upon contract manufacturers for commercial scale manufacturing of our proposed products in accordance with regulatory standards. For example, we are currently working with outside contractors for the chemical production of squalamine. This dependence on contract manufacturers may restrict our ability to develop and deliver products on a timely, profitable and competitive basis, especially because the number of companies capable of producing our proposed products is limited. These contract manufacturers generally have multiple projects and they may give ours a lower priority than others. As a result of contract manufacture errors, our product could be lost or delivered late, delaying our clinical and preclinical programs, or may not be produced in accordance with all current applicable regulatory standards. Product not produced in accordance with all current applicable regulatory standards may lead to adverse outcomes for patients and/or product recalls. Furthermore, the development of a robust, low-cost manufacturing process for the commercial production of squalamine and other proposed products will require significant time and expenditure by us. We may be unable to maintain arrangements with qualified outside contractors to manufacture materials at costs that are affordable to us, if at all.

     Contract manufacturers that we use may utilize their own technology, our technology, or technology acquired or licensed from third parties in developing a manufacturing process. If we determine to engage a different contract manufacturer, we may need to obtain a license or other technology transfer from the original contract manufacturer.

Even if a license is available from the original contract manufacturer on acceptable terms, we may be unable to successfully effect the transfer of the technology to the new contract manufacturer. Any such technology transfer also may require the transfer of requisite data for regulatory purposes, including information contained in a proprietary drug master file held by a contract manufacturer. If we rely on a contract manufacturer that owns the drug master file, our ability to change contract manufacturers may be more limited.

We depend on our intellectual property, and if we are unable to protect our intellectual property, our business may be harmed.

Patents

     Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies, both in the United States and other countries. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. If we do not maintain patent and other protections, other companies could offer for sale products that are substantially identical to ours without incurring the sizeable development and testing costs that we have incurred. As a result, our ability to recover these expenditures and realize profits upon commercialization likely would be diminished.

     The process of obtaining patents can be time consuming and expensive. Even after significant expenditure, a patent may not issue. We can never be certain that we were the first to develop the technology or that we were the first to file a patent application for the particular technology because U.S. patent applications are maintained in secrecy by the U.S. Patent and Trademark Office until a patent issues, and publications in the scientific or patent literature concerning new technologies occur some time after actual discoveries of the technologies are made.

     We are subject to the risk that:

        .  patents will not issue from any of our patent applications;
        .  our patent rights will not be sufficient to protect our technology;
        . others may file patents ahead of us in time and prevent the issuing of our patent claims;
        . others will not design around the patented aspects of our technology; . our patents will be successfully challenged or circumvented by our competitors; or
        . an adverse outcome in a suit challenging our patents would subject us to significant liabilities to third parties, require rights to be licensed from third parties, or require us to cease using such technology.

     The cost of litigation related to patents can be substantial, regardless of the outcome.

Other Intellectual Property

     In order to protect our proprietary technology and processes, we also rely on trade secrets and confidentiality agreements with our employees, consultants, outside scientific collaborators, and other advisors. We may find that these agreements will be breached, or that our trade secrets have otherwise become known or independently developed or discovered by our competitors.

     Certain of our exclusive rights to patents and patent applications are governed by contract. Generally, these contracts require that we pay royalties on sales of any products that are covered by patent claims. If we are unable to pay the royalties, we may lose our rights to these patents and patent applications. Additionally, some of these agreements also require that we develop the licensed technology under certain timelines. If we do not adhere to an acceptable schedule of commercialization, we may lose our rights.

Potential Ownership Disputes

     Disputes may arise as to the ownership of our technology. Most of our research and development personnel previously worked at other biotechnology companies, pharmaceutical companies, universities, or research institutions. These entities may raise questions as to when technology was developed, and assert rights to the technology. We have been involved in these kinds of disputes in the past and have resolved them. We may not prevail in any similar disputes that may arise in the future.

     Similar technology ownership disputes may arise in the context of consultants, vendors or third parties, such as contract manufacturers. For example, our consultants are employed by or have consulting agreements with third parties. There may be disputes as to the capacity in which consultants are operating when they make certain discoveries. We may not prevail in any such disputes.

If we cannot recruit and retain qualified management, we may not be able to successfully develop and commercialize our products.

     We depend to a considerable degree on a limited number of key personnel. Most significant responsibilities have been assigned to a relatively small number of individuals. We do not maintain "key man" insurance on any of our employees. The loss of certain management and technical personnel could adversely affect our ability to develop and commercialize products.

We are subject to potential product liability claims that could result in significant costs.

     We are subject to significant potential product liability risks inherent in the testing, manufacturing and marketing of human therapeutic products, including the risk that:

       . our proposed products cause some undesirable side effects or injury during clinical trials;
       .  our products cause undesirable side effects or injury in the market;
          or
       .  third parties that we have agreed to indemnify incur liability.

     While we carry insurance, this coverage is expensive and we may be unable to maintain adequate coverage on acceptable terms.

If we do not receive adequate third-party reimbursement for any of our drug candidates, some patients may be unable to afford our products and sales could suffer.

     In both the United States and elsewhere, the availability of reimbursement from third-party payers, such as government health administration authorities, private health insurers and other organizations, can affect prescription pharmaceutical sales. These organizations are increasingly challenging the prices charged for medical products and services, particularly where they believe that there is only an incremental therapeutic benefit that does not justify the additional cost. If any of our products ever obtain marketing approval, coverage and reimbursement may not be available for these products, or, if available, may not be adequate. Without insurance coverage, many patients may be unable to afford our products, in which case sales of the product would be adversely affected.

     There also has been a trend toward government reforms intended to contain or reduce the cost of health care. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government control. We expect this trend to continue, but we cannot predict the nature or extent of any reform that results. These reforms could adversely affect our ability to obtain financing for the continued development of our proposed products or market any of our products that are successfully developed. Furthermore, reforms could have a broader impact by limiting overall growth of health care spending, such as Medicare and Medicaid spending, which could also adversely affect our business.

The FDA has deemed our NDA for LOCILEX(TM) Cream to be not approvable, and the product may never be approved.

     In July 1999, we received notification from the FDA that our NDA for LOCILEX(TM) Cream had been deemed not approvable. LOCILEX(TM) Cream, a topical cream antibiotic for the treatment of infection in diabetic foot ulcers, had been our lead product development candidate. As a result of the FDA's decision, near-term commercialization of LOCILEX(TM) Cream will not occur, and we will generate no revenues from LOCILEX(TM) Cream in the near future, if ever.

     In order to again seek approval of LOCILEX(TM) Cream, the FDA has indicated that we must conduct further development activities, including clinical and manufacturing activities. As a result of its review of manufacturing of the cream product, the FDA issued certain observations of deficiencies in compliance with their current good manufacturing procedures regulations. If any additional clinical studies are conducted, new batches of the cream product will need to be manufactured from the bulk drug substance and meet strict product specifications in compliance with FDA-determined current GMPs. The time required to conduct such further clinical and manufacturing development efforts may be lengthy and costly, and the results may ultimately prove unsuccessful.

Our stock price is extremely volatile.

     The market prices and trading volumes for securities of biopharmaceutical and biotechnology companies, including ours, have historically been, and will likely continue to be, highly volatile. Future events affecting our business, or that of our competitors, may have a significant impact on our stock price. Among these events are the following:

       .    product testing results from us or our competitors;
       .    technological innovations by us or our competitors;
       .    new commercial products from us or our competitors;
       .    government regulations;
       .    proprietary rights;
       .    regulatory actions; and
       .    litigation.

We may be unable to maintain the standards for listing on the Nasdaq National Market, which could adversely affect the liquidity of our common stock and could subject our common stock to the ''penny stock'' rules.

     Our common stock is listed on the Nasdaq National Market. Nasdaq requires listed companies to maintain standards for continued listing, including a minimum bid price for shares of a company's stock and a minimum tangible net worth. If we are unable to maintain these standards, our common stock could be delisted. Trading in our stock may then be conducted on the Nasdaq Small Cap Market. However, if we are unable to meet the requirements for inclusion in the Nasdaq Small Cap Market, our common stock may be traded on an electronic bulletin board established for securities that are not included in Nasdaq or traded on a national securities exchange or in some published quotation service. If this occurs, it could be more difficult to sell our securities or obtain the same level of market information as to the price of our common stock as is currently available.

     In addition, if our common stock were delisted from Nasdaq, it would be subject to the so-called "penny stock" rules. The U.S. Securities and Exchange Commission has adopted regulations that define a ''penny stock'' to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions, such as any securities listed on a national securities exchange or quoted on Nasdaq. For any transaction involving a "penny stock," unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions.

     For transactions covered by the "penny stock" rules, a broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to the transaction. The "penny stock" rules also require broker-dealers to deliver monthly statements to "penny stock" investors disclosing recent price information for the "penny stock" held in the account, and information on the limited market in "penny stocks." Prior to the transaction, a broker-dealer must provide a disclosure schedule relating to the "penny stock" market. In addition, the broker-dealer must disclose the following:

       . commissions payable to the broker-dealer and the registered representative; and
       . current quotations for the security as mandated by the applicable regulations.

  If our common stock were delisted and determined to be a "penny stock," a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock in the secondary market.

The exercise of options and warrants and other issuances of shares will likely have a dilutive effect on our stock price.

  As of December 31, 2001, there were outstanding options to purchase an aggregate of approximately 3,745,000 shares of our common stock at prices ranging from $1.03 per share to $16.75 per share, of which approximately 2,057,000 were exercisable as of such date. Warrants to purchase 417,166 shares were outstanding, of which warrants to purchase 167,166 shares of our common stock are currently exercisable at $3.50 per share, subject to adjustment under the anti-dilution provisions of the warrants. Exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of our common stock. Additional dilution may result from the issuance of shares of our capital stock in connection with collaborations or manufacturing arrangements or in connection with other financing efforts.

Our certificate of incorporation and Delaware law contain provisions that could discourage a takeover.

Our certificate of incorporation provides our board of directors the power to issue shares of preferred stock without stockholder approval. This preferred stock could have voting rights, including voting rights that could be superior to that of our common stock. In addition, Section 203 of the Delaware General Corporation Law contains provisions that impose restrictions on stockholder action to acquire control of Genaera. The effect of these provisions of our certificate of incorporation and Delaware law could discourage third parties from seeking to obtain control, even though the price at which such third parties seek to acquire our common stock is in excess of the market price for our stock.

                                USE OF PROCEEDS

  We intend to use the net proceeds from the sale of the common stock offered under this prospectus supplement, approximately $15.2 million after deducting estimated offering expenses, for working capital and for general corporate purposes, which may include, among other things, the funding of both our ongoing and planned research and development activities, clinical trials, expenditures to improve the manufacturing process relating to the commercial production of squalamine and the required payment to Abbott Laboratories Inc. as described below.

  On September 8, 1999, we executed a Settlement and Termination Agreement with Abbott that terminated our prior agreement to purchase from them bulk drug substance for LOCILEX(TM) Cream. Under the terms of this agreement, $3.4 million was due and payable to Abbott if we receive in excess of $10.0 million of additional funds in any year after 1999, in which case 15% of such excess is payable to Abbott until the aggregate of amounts paid total $3.4 million. As March 31, 2002, there was $1.5 million still due to Abbott under this agreement. As of the date of this prospectus supplement, we had received funds (as defined in the agreement) of approximately $620,000 in 2002. With respect to this offering, we must remit approximately $900,000 to Abbott in February 2003, representing 15% of the net proceeds of this offering in excess of $9,380,000.

  Pending these uses, we may temporarily invest funds that we do not immediately need for these purposes in U.S. government and other investment grade, interest-bearing securities.

                         MARKET PRICE OF COMMON STOCK

  Our common stock is quoted on The Nasdaq National Market under the symbol "GENR." The following table sets forth for the periods indicated the high and low bid prices per share of our common stock as reported on The Nasdaq National Market.

     2000                                                High    Low
     ----                                                ----    ---

     First Quarter....................................  $10.69  $1.63
     Second Quarter...................................    5.97   2.25
     Third Quarter....................................    5.50   3.00
     Fourth Quarter...................................    4.50   1.94

     2001
     ----

     First Quarter....................................  $ 3.13  $1.75
     Second Quarter...................................    4.79   1.80
     Third Quarter....................................    4.80   1.77
     Fourth Quarter...................................    4.23   2.03

     2002
     ----

     First Quarter....................................  $ 3.99  $2.40
     Second Quarter (through April 5, 2002)...........    3.35   3.00

  The closing sale price per share of our common stock on The Nasdaq National Market on April 5, 2002 was $3.10. There were approximately 360 stockholders of record of our common stock.

                                DIVIDEND POLICY

  We have not paid any cash dividends since our inception, and we do not anticipate paying any cash dividends in the foreseeable future. It is the present policy of the board of directors to retain all earnings, if any, to finance the development of our business.

                                 CAPITALIZATION

     The following table sets forth our consolidated cash and cash equivalents and capitalization (i) on an actual basis as of December 31, 2001, and (ii) on an as adjusted basis to reflect the sale of the 6,000,000 shares of our common stock at an offering price of $2.75 per share (less estimated offering expenses) as if it occurred on December 31, 2001. You should read this information in conjunction with the consolidated financial statements and related notes and other financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

                                                                                           As of December 31, 2001
                                                                                   -------------------------------------
                                                                                       Actual             As Adjusted
                                                                                   -------------       -----------------
                                                                                         (in thousands, except share
                                                                                                  amounts)
Cash and cash equivalents.......................................................     $   1,973               $  17,209
                                                                                     =========               =========

Note payable....................................................................     $   2,500               $   2,500

Series A redeemable convertible preferred stock (liquidation value of $1,044)...         1,044                   1,044

Stockholders' equity
   Preferred stock, $.001 par value; 9,211,000 shares authorized; 888 shares issued and outstanding as Series A redeemable convertible preferred stock; 10,000 shares issued and outstanding as Series B convertible
    preferred stock (liquidation value of $10,000)............................              --                      --
   Common stock, $.002 par value; 75,000,000 shares authorized; 32,864,386 shares issued and outstanding, actual; 38,864,386 shares issued and
    outstanding, as adjusted..................................................              66                      78
   Additional paid-in capital.................................................         180,112                 195,336
   Accumulated other comprehensive income - unrealized gain on investments....              23                      23
   Accumulated deficit........................................................        (170,591)               (170,591)
                                                                                     ---------               ---------
       Total stockholders' equity.............................................           9,610                  24,846
                                                                                     ---------               ---------

Total capitalization..........................................................       $  13,154               $  28,390
                                                                                     =========               =========

                                   DILUTION

  Our tangible book value as of December 31, 2001 was approximately $9,610,000 or $0.292 per share. "Net tangible book value" per share of common stock represents our total tangible assets reduced by our total liabilities and Series A redeemable convertible preferred stock and divided by the number of shares of common stock outstanding. Assuming completion of this offering at an offering price of $2.750 per share, our adjusted net tangible book value as of December 31, 2001 would have been approximately $24,846,000, or approximately $0.639 per share. The increase in net tangible book value of $0.347 per share would be due solely to the purchase of the shares in this offering. Purchasers in this offering will immediately incur a dilution of $2.111 per share from the $2.750 offering price of the shares. "Dilution" is determined by subtracting net tangible book value per share after the offering from the offering price.

Public offering price per share.....................................................                         $2.750
  Net tangible book value per share as of December 31, 2001.........................         $0.292
  Increase per share attributable to new investors..................................          0.347
                                                                                             ------

Net tangible book value per share after the offering................................                          0.639
                                                                                                             ------

Dilution per share to new investors.................................................                         $2.111
                                                                                                             ======

                             PLAN OF DISTRIBUTION

  We are offering these shares to selected institutional investors, including current institutional holders of our common stock, at a price of $2.75 per share. We are offering 1,600,000 shares directly to investors on our own behalf in jurisdictions where we are permitted to do so, acting through our officers and directors. Our officers and directors will not be separately compensated for their services in connection with this offering.

  Subject to the terms and conditions set forth in a placement agency agreement between Wells Fargo Securities, LLC (the "agent") and us, the agent has agreed to act as our exclusive sales agent in connection with the offering of up to 4,400,000 shares of common stock. These shares of common stock are being offered by the agent on a "best efforts" basis. The agent is not obligated to purchase any of the shares of common stock being offered by us in this prospectus supplement.

  There is no requirement that any minimum number of shares or dollar amount of common stock be sold in this offering and there can be no assurance that we will sell all or any of the shares being offered. The agent and we each reserve the right to withdraw, cancel or modify the offer being made by this prospectus supplement and to reject orders in whole or in part. The shares are offered subject to prior sale and the shares being offered through the agent are offered subject to the satisfaction of conditions specified in the placement agency agreement.

  The agent has advised us that it proposes to offer up to 4,400,000 shares of common stock at the public offering price set forth on the cover page of this prospectus supplement. After such initial offering, the public offering price may be changed.

  In order to comply with certain states' securities laws, if applicable, the shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

  We will pay all of the expenses incurred in this offering. The following table summarizes the compensation and estimated expenses of the offering:

                                                             Per Common Share /(1)/        Total /(1)/
                                                             ----------------------        -----------
Agent's commission /(2)/.................................            $0.193                 $847,000
Expense allowance paid to agent..........................            $0.053                 $317,000
Other expenses...........................................            $0.017                 $100,000

_______________
(1) Assumes that all 6,000,000 shares of common stock offered by this prospectus supplement are sold in this offering. There is no requirement that any minimum number of shares or dollar amount of common stock be sold in this offering and there can be no assurance that we will sell all or any of the shares being offered.
(2) We will pay the agent's commission only with respect to the shares of our common stock actually sold through Wells Fargo Securities, LLC in this offering. We also have agreed to issue to the agent warrants to purchase 100,000 shares of our common stock at an exercise price of $2.75 per share and that are exercisable at any time within five years following the closing date of this offering.

    We have agreed to indemnify the agent against specified liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the agent may be required to make in respect of those liabilities

                      WHERE YOU CAN FIND MORE INFORMATION

  We are subject to the information requirements of the Securities Exchange Act of 1934, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the registration statement and any other materials that we file with the SEC may be read and copied at the SEC's Public Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330. The SEC maintains a website that contains all information filed electronically by us, including reports, proxy and information statements. The address of the SEC's website is http://www.sec.gov.
                                ------------------

  As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information you can find in the registration statement or the exhibits to the registration statement to which the prospectus forms a part. If a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are part of, or incorporated by reference into, the registration statement for a copy of the contract or document. The SEC allows us to "incorporate by reference" information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. Second, we may, prior to the completion of this offering, file additional documents with the SEC. The previous filings incorporated by reference are deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information in
this prospectus.   Later information filed with the SEC will update and
supercede the information in, and incorporated by reference into, this prospectus supplement and the accompanying prospectus.

  We incorporate by reference the documents listed below and any other documents we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until this offering is completed:

     . Our Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2001 (excluding the Section "Comparative Stock Performance Graph" contained in Item 11 of the Form 10-K/A); and

     . The description of our common stock contained in our Form 8-A registration statement filed with the SEC on November 7, 1991 and amended on January 15, 1993.

  If you request, either orally or in writing, we will provide you, at no cost, with a copy of any or all documents which are incorporated by reference into the document. You should address written requests to Christopher P. Schnittker, Vice President and Chief Financial Officer, Genaera Corporation, 5110 Campus Drive, Plymouth Meeting, PA 19462, (610) 941-5231.

                                    EXPERTS

  The consolidated financial statements of Genaera Corporation and subsidiary as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------


                                6,000,000 Shares



                                [LOGO] Genaera

                              GENAERA CORPORATION


                                  Common Stock



                          ___________________________

                             PROSPECTUS SUPPLEMENT
                          ___________________________





                                 April 5, 2002

--------------------------------------------------------------------------------

 This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-73798.

Prospectus


                                [LOGO] GENAERA

                              GENAERA CORPORATION

                                  $50,000,000

                                  Common Stock
                                Preferred Stock
                                    Warrants

     We may use this prospectus to offer and sell up to $50 million of securities from time to time. The types of securities we may sell include:

     .    common stock;
     .    preferred stock in one or more series; and
     .    warrants to purchase common stock or preferred stock.

     We will provide the specific terms of the securities offered by this prospectus in supplements to this prospectus prepared in connection with each offering. The prospectus supplement also may add, update or change the information contained in this document. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to sell these securities without a supplement.

     Our common stock is quoted in the Nasdaq National Market under the symbol "GENR." On November 16, 2001, the last reported closing price of our common stock was $3.62 per share. We have not determined yet whether any of the other securities offered hereby will be listed on any exchange or over-the-counter market. If we decide to seek a listing of any such securities, a prospectus supplement will disclose such exchange or market.

                             ____________________

     Investing in these securities involves significant risk. See "Risk Factors" section beginning on page 3 of this prospectus.

                             ____________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                             ____________________


               The date of this prospectus is December 7, 2001.

                               TABLE OF CONTENTS

ABOUT THIS PROSPECTUS........................................................  i
WHERE YOU CAN FIND MORE INFORMATION..........................................  i
GENAERA CORPORATION..........................................................  1
RISK FACTORS.................................................................  3
FORWARD-LOOKING STATEMENTS...................................................  9
USE OF PROCEEDS.............................................................. 10
DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK.............................. 10
DESCRIPTION OF WARRANTS...................................................... 14
PLAN OF DISTRIBUTION......................................................... 14
LEGAL MATTERS................................................................ 16
EXPERTS...................................................................... 16

                             ____________________


                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities in one or more offerings up to a total dollar amount of $50,000,000. This prospectus provides you with a general description of the securities offered by this prospectus. Each time we sell these securities, we will provide a prospectus supplement that will contain information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information," before you decide whether to invest.

     The registration statement that contains this prospectus (including the exhibits) contains additional information about us and the securities covered by this prospectus. Specifically, we have filed certain legal documents that control the terms of these securities as exhibits to the registration statement. We will file certain other legal documents that control the terms of the securities covered by this prospectus as exhibits to reports we file with the SEC. That registration statement and the other reports can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

     You should only rely on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you any different information. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of these documents.


                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, which means we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Copies of the registration statement and any other materials that we file with the SEC and may be read and copied at the SEC's Public Reference Room. You may obtain information on the operation of the Public Reference Room by calling the SEC at
(800) SEC-0330. The SEC maintains a website that contains all information filed electronically by us, including reports, proxy and information statements. The address of the SEC's website is http://www.sec.gov.
                                ------------------

     We have filed a registration statement on Form S-3, of which this prospectus forms a part, to register the securities with the SEC. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and incorporated by reference in, this prospectus. The historical and future information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. The documents incorporated by reference contain important information about us, our business and our finances.

     We incorporate by reference the documents listed below and any other documents we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until the offering described by this prospectus is completed:

     . Our Annual Report on Form 10-K for the year ended December 31, 2000 (SEC file 000-19651);

     . Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2001, June 30, 2001 and September 30, 2001 (SEC file 000-19651);

     . Our Current Report on Form 8-K filed with the SEC on April 24, 2001 (SEC file 000-19651); and

     . The description of our common stock contained in our Form 8-A registration statement filed with the SEC on November 7, 1991 and amended on January 15, 1993 (SEC files 33-43579 and 000-19651, respectively).

     If you request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference into the document. You should address written requests to Christopher P. Schnittker, Vice President and Chief Financial Officer, Genaera Corporation, 5110 Campus Drive, Plymouth Meeting, PA 19462, (610) 941-5231.

                              GENAERA CORPORATION

     Genaera Corporation, formerly known as Magainin Pharmaceuticals Inc., is a biopharmaceutical company committed to developing medicines for serious diseases from genomics and natural products. Our research and development efforts are focused on anti-angiogenesis, obesity, infectious diseases and respiratory diseases.

RESEARCH & DEVELOPMENT PROGRAMS

Anti-Angiogenesis Program

     Squalamine, a naturally occurring aminosterol, is our lead product development candidate and currently is being evaluated as an anti-angiogenic compound in Phase 2 clinical studies for the treatment of non-small cell lung and ovarian cancers in combination with cytotoxic therapies. We have seen encouraging early objective responses of tumor size reduction. We also plan studies in prostate cancer and fibrodysplasia ossificans progressiva, or FOP, a rare genetic disorder of the musculoskeletal system in which there is progressive immobility and disability.

     Anti-angiogenic substances may also be useful in certain eye diseases, including diabetic retinopathy and macular degeneration. In addition to our anti-angiogenesis research program focused on cancers, we also maintain a research program to evaluate squalamine in eye disease. We are focusing efforts on preparing for future clinical studies in patients with macular degeneration.

Obesity Program

     Trodulamine (formerly known as produlestan) is our second natural aminosterol product in development. Preclinical data on this compound demonstrate it is a potent appetite suppressant in numerous animal models of obesity. Genaera researchers have shown efficacy with trodulamine and demonstrated that animal food intake can be regulated in a reversible manner, leading to changes in body weight. Trodulamine has a similar chemical structure to squalamine.

     Development goals for trodulamine currently are focused on demonstrating safety and early evidence of appetite suppression in medically significant obesity in advance of clinical studies planned for next year.

Infectious Disease Program

     We have conducted research and development in infectious diseases over many years. The magainin class of compounds, originally discovered in frogs, has been shown to have activity against a variety of pathogens, including bacteria, amoebae, fungi and parasites. Antibiotic resistance, an increasing problem, is the process by which antibiotics lose their effectiveness over time as bacteria, through mutation, develop the means to produce enzymes capable of diminishing the utility of an antibiotic. We have not noted the development of any antibiotic resistance to the magainins. We believe this is due to the unique mechanism of action of the magainins; magainins puncture the cell membrane and break down the integrity of the cell, killing bacteria differently than traditional antibiotics.

     LOCILEX(TM) Cream, a topical cream antibiotic for the treatment of infection in diabetic foot ulcers, had been our lead product development candidate. LOCILEX(TM) Cream did not obtain approval from the U.S. Food and Drug Administration in July 1999 and we have since refocused our near-term product development efforts on the other programs discussed. We continue to seek new opportunities that will enable us to capitalize on our past development efforts in this program.

Respiratory Disease Program

     Our respiratory program is designed to discover and develop treatment alternatives for chronic respiratory diseases, including asthma, chronic bronchitis, cystic fibrosis, and chronic sinusitis. These respiratory diseases have in common the overproduction of mucus secretions and an underlying inflammatory process. Current research and development efforts at Genaera are focused on the development of therapeutics that decrease mucus production, or mucoregulators, and anti-inflammatory treatments that may be useful in these diseases.

     .    Anti-IL9 Therapeutics

     Our first genomics-based product development program involves the development of a blocking antibody to IL9 to treat the root cause of asthma. Genetic studies to identify this cause, in both human families and animal models, have pinpointed IL9 as a mediator of asthma, and functional genomic analyses are consistent with these findings. IL9 is a gene that varies in DNA structure and function in asthmatic and allergic humans and animals. Over the past five years, Genaera scientists and a number of academic investigators have published peer-reviewed articles that indicate that IL9 acts directly and specifically to promote lung inflammation in asthma. We believe that we have developed a strong patent position in anti-IL9 therapeutics having first discovered and documented a role for this cytokine in asthma. While genetic susceptibility to bronchial hyper-responsiveness and asthma is likely due to multiple genes acting together, the identification of specific susceptibility genes provides valuable insight into the molecular pathways associated with this condition.

     In April 2001, we entered into a research collaboration and licensing agreement with MedImmune. Under the MedImmune agreement, MedImmune and we will develop and commercialize antibodies or recombinant molecules against IL9 to prevent symptoms of asthma and other respiratory diseases. The companies also will collaborate on the creation of specific assays and respiratory disease models for use in assessing product candidates developed by MedImmune. MedImmune will be responsible for development, manufacturing, clinical testing, and marketing of any resulting product.

     .    Mucoregulator Product Development

     Our second genomics-based product development program is focused on several small molecules that we believe will lead to drug development candidates to inhibit the overproduction of mucus. Mucoregulators have the potential to yield novel therapeutics for mucus overproduction in a number of chronic diseases. For example, excess mucus production is an important clinical feature of chronic sinusitis and chronic obstructive pulmonary diseases, including asthma, chronic bronchitis and cystic fibrosis. In many lung diseases, excess mucus production leads to airway pulmonary obstruction and contributes to a significant deterioration of lung function. We have developed a novel strategy to prevent the production of mucus that leads to airway obstruction dysfunction and disease. We discovered an anion channel that regulates the production of gel-forming mucins in the cells lining the airways and gastrointestinal tracts along with small molecule mucoregulators. We have patents pending on target uses and mucoregulator molecules.

                                 RISK FACTORS

Any investment in the securities offered under this prospectus involves a high degree of risk. You should carefully consider the following risk factors, together with the other information presented in this prospectus and any prospectus supplement before deciding to invest.

If we do not raise additional capital, we may not be able to continue our research and development programs and may never commercialize any products.

     As of September 30, 2001, we had cash and investments of $20.0 million. We believe these resources are sufficient to sustain operations through 2002. We will need to raise substantial additional funds in the future to continue our research and development programs and to commercialize our potential products. If we are unable to raise such funds, we may be unable to complete our development activities for any of our proposed products.

     We regularly explore alternative means of financing our operations and seek funding through various sources, including public and private securities offerings and collaborative arrangements with third parties. We currently do not have any commitments to provide additional funds, and may be unable to obtain sufficient funding in the future on acceptable terms, if at all. If we cannot obtain funding, we will need to delay, scale back or eliminate research and development programs or enter into collaborations with third-parties to commercialize potential products or technologies that we might otherwise seek to develop or commercialize ourselves, or seek other arrangements. If we raise additional capital by issuing equity or securities convertible into equity, our stockholders may experience dilution and share prices may decline. Any debt financing may result in restrictions on spending or payment of dividends. If we engage in collaborations, we will receive lower consideration upon commercialization of such products than if we had not entered into such arrangements, or if we entered into such arrangements at later stages in the product development process.

We expect to continue to incur substantial losses and may never generate revenues or become profitable.

     To date, we have engaged primarily in the research and development of drug candidates. We have not generated any revenues from product sales and have incurred losses in each year since our inception. As of September 30, 2001, we had an accumulated deficit of approximately $167.1 million.

     Our proposed products are in a relatively early developmental stage and will require significant research, development and testing. We must obtain regulatory approvals for any proposed product prior to commercialization of the product. Our operations are also subject to various competitive and regulatory risks. As a result, we are unable to predict when or if we will achieve any product revenues or become profitable. We expect to experience substantial losses in the foreseeable future as we continue our research, development and testing efforts, which will cause us to have continued negative results of operations.

If we do not obtain required regulatory approvals, we will not be able to commercialize any of our product candidates.

     Numerous governmental authorities, including the FDA in the United States, regulate our business and activities. Federal, state and foreign government agencies impose rigorous preclinical and clinical testing and approval requirements on our product candidates. In general, the process of obtaining government approval for pharmaceutical products is time consuming and costly.

     Governmental authorities may delay or deny the approval of any of our product candidates. In addition, governmental authorities may enact new legislation or regulations that could limit or restrict our efforts. A delay or denial of regulatory approval for any of our product candidates will materially affect our business. For example, in July 1999, we received notification from the FDA that our NDA for LOCILEX(TM) Cream had been deemed not approvable. LOCILEX(TM) Cream, a topical cream antibiotic for the treatment of infection in diabetic foot ulcers, was our lead product development candidate. As a result of the FDA's decision, near-term commercialization of

LOCILEX(TM) Cream will not occur, and we will generate no revenues from LOCILEX(TM) Cream in the near future, if ever.

     If we receive approval of a product candidate, it may be conditioned upon certain limitations and restrictions as to the drugs used and may be subject to continuous review. If we fail to comply with any applicable regulatory requirements, we could be subject to penalties, including:

     .    warning letters;
     .    fines;
     .    withdrawal of regulatory approval;
     .    product recalls;
     .    operating restrictions;
     .    injunctions; and
     .    criminal prosecution.

We expect to rely on third parties to market any products we develop and expect to rely on third parties in connection with the development of our products; if these parties do not perform as expected, we may never successfully commercialize our products.

     We do not have our own sales and marketing staff. In order to successfully develop and market our future products, we must enter into marketing and distribution arrangements with third parties. We also expect to delegate the responsibility for all, or a significant portion, of the development and regulatory approval for certain products to third parties. If these parties do not develop an approvable or marketable product or do not market a product successfully, we may never generate revenue or become profitable. Additionally, we may be unable to enter into other successful arrangements.

     We do not have control over the amount and timing of resources to be devoted to our products by our collaborative partners. Our collaborators may not place a high priority on their contractual arrangements with us. Collaborators may develop products independently or through third parties that could compete with our proposed products. For example, GlaxoSmithKline, which entered into an agreement with us relating to the development of LOCILEX, maintains a significant presence in the antibiotic area and currently sells a topical antibiotic product indicated for the treatment of certain skin infections. In addition, a collaborator may decide to end a relationship with us. For example, in December 2000, Genentech provided notice to us of its election to terminate the collaboration agreement covering the IL9 antibody development program and related respiratory technology.

     We also may decide to establish our own sales force to market and sell certain products. Although some members of our management have limited experience in marketing pharmaceutical products, we have no experience with respect to marketing our products. If we choose to pursue this alternative, we will need to spend significant additional funds and devote significant management resources and time to establish a successful sales force. This effort may not be successful. Moreover, because our financial resources are limited, our sales and marketing expenditures in this area would likely be modest compared to our competitors.

We face formidable competition with respect to the products we are seeking to develop and the recruitment of highly trained scientific personnel.

     The pharmaceutical industry is characterized by intense competition. Many companies, research institutions and universities are conducting research and development activities in our fields of interest. Some of these companies are currently involved in research and development activities focused on the pathogenesis of disease, and the competition among companies attempting to find genes responsible for disease is intense. In addition, we are aware that research on compounds derived from animal host-defense systems is being conducted by others. We also may face competition from companies using different or advanced techniques that could render our future products obsolete. Most of these entities have substantially greater financial, technical, manufacturing, marketing, distribution and other resources than we have.

     Many companies are working to develop and market products intended for the additional disease areas we are targeting, including cancer and asthma. A number of major pharmaceutical companies have significant franchises in these disease areas, and can be expected to invest heavily to protect and expand their interests. In the cancer field, anti-angiogenic agents are under development at a number of companies. In the asthma field, other biopharmaceutical companies also have reported the discovery of genes relating to asthma.

     Many of the companies developing or marketing competing products have significantly more experience in undertaking preclinical testing and human clinical trials of new or improved therapeutic products and obtaining regulatory approvals of such products. Some of these companies may be in advanced phases of clinical testing of various drugs that may be competitive with our proposed products.

     We expect technological developments in the biopharmaceutical field to occur at a rapid rate and expect competition to intensify as advances in this field are made. Accordingly, we must continue to devote substantial resources and efforts to research and development activities in order to maintain a competitive position in this field. Our efforts may not be successful.

     Colleges, universities, governmental agencies and other public and private research organizations are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technology that they have developed, some of which may be directly competitive with our technology. In addition, these institutions, along with pharmaceutical and specialized biotechnology companies, can be expected to compete with us in recruiting highly qualified scientific personnel.

If we do not develop and maintain relationships with contract manufacturers, we may not successfully commercialize our products.

     We currently do not have the resources, facilities, or technical capabilities to manufacture any of our proposed products in the quantities and quality required for commercial sale. We have no plans to establish a manufacturing facility. We expect to depend upon contract manufacturers for commercial scale manufacturing of our proposed products in accordance with regulatory standards. For example, we are currently working with outside contractors for the chemical production of squalamine. This dependence on contract manufacturers may restrict our ability to develop and deliver products on a timely, profitable and competitive basis especially because the number of companies capable of producing our proposed products is limited. Furthermore, production of squalamine and other proposed products will require significant expenditure by us. We may be unable to maintain arrangements with qualified outside contractors to manufacture materials at costs that are affordable to us, if at all.

     Contract manufacturers may utilize their own technology, our technology, or technology acquired or licensed from third parties in developing a manufacturing process. In order to engage another manufacturer, we may need to obtain a license or other technology transfer from the original contract manufacturer. Even if a license is available from the original contract manufacturer on acceptable terms, we may be unable to successfully effect the transfer of the technology to the new contract manufacturer. Any such technology transfer may also require the transfer of requisite data for regulatory purposes, including information contained in a proprietary drug master file held by a contract manufacturer. If we rely on a contract manufacturer that owns the drug master file, our ability to change contract manufacturers may be more limited.

We depend on our intellectual property and, if we are unable to protect our intellectual property, our business may be harmed.

Patents

     Our success depends, in part, on our ability to develop and maintain a strong patent position for our products and technologies, both in the United States and other countries. As with most biotechnology and pharmaceutical companies, our patent position is highly uncertain and involves complex legal and factual questions. Without patent and other protections, other companies could offer substantially identical products for sale without incurring the sizeable development and testing costs that we have incurred. As a result, our ability to recover these expenditures and realize profits upon commercialization likely would be diminished.

     The process of obtaining patents can be time consuming and expensive. Even after significant expenditure, a patent may not issue. We can never be certain that we were the first to develop the technology or that we were the first to file a patent application for the particular technology because U.S. patent applications are maintained in secrecy by the U.S. Patent and Trademark Office until a patent issues, and publications in the scientific or patent literature concerning new technologies occur some time after actual discoveries of the technologies are made.

     We cannot be certain that:

     .    patents will issue from any of our patent applications;
     .    our patent rights will be sufficient to protect our technology;
     .    others will not design around the patented aspects of the technology;
     . our patents will not be successfully challenged or circumvented by our competitors; or
     . an adverse outcome in a suit challenging our patents would not subject us to significant liabilities to third parties, require rights to be licensed from third parties, or require us to cease using such technology.

     The cost of litigation related to patents can be substantial, regardless of the outcome.

Other Intellectual Property

     In order to protect our proprietary technology and processes, we also rely on trade secrets and confidentiality agreements with our employees, consultants, outside scientific collaborators, and other advisors. We may find that these agreements will be breached, or that our trade secrets have otherwise become known or independently developed or discovered by our competitors.

     Certain of our exclusive rights to patents and patent applications are governed by contract. Generally, these contracts require that we pay royalties on sales of any products that are covered by patent claims. If we are unable to pay the royalties, we may lose our patent rights. Additionally, some of these agreements also require that we develop the licensed technology under certain timelines. If we do not adhere to an acceptable schedule of commercialization, we may lose our rights.

Potential Ownership Disputes

     Disputes may arise as to the ownership of our technology. Most of our research and development personnel previously worked at other biotechnology companies, pharmaceutical companies, universities, or research institutions. These entities may raise questions as to when technology was developed, and assert rights to the technology. These kinds of disputes have occurred in the past and were resolved. We may not prevail in any such disputes.

     Similar technology ownership disputes may arise in the context of consultants, vendors or third parties, such as contract manufacturers. For example, our consultants are employed by or have consulting agreements with third parties. There may be disputes as to the capacity in which consultants are operating when they make certain discoveries. We may not prevail in any such disputes.

If we cannot recruit and retain qualified management, we may not be able to successfully develop and commercialize our products.

     We depend to a considerable degree on a limited number of key personnel. Most significant responsibilities have been assigned to a relatively small number of individuals. We do not maintain "key man" insurance on any of our employees. The loss of certain management and technical personnel could adversely affect our ability to develop and commercialize products.

We are subject to potential product liability claims that could result in significant costs.

     We are subject to significant potential product liability risks inherent in the testing, manufacturing and marketing of human therapeutic products, including the risk that:

     . our proposed products cause some undesirable side effects or injury during clinical trials;

     .    our products cause undesirable side effects or injury in the market;
          or

     .    third parties that we have agreed to indemnify incur liability.

     While we carry insurance, this coverage is expensive and we may be unable to maintain adequate coverage on acceptable terms.

If we do not receive adequate third-party reimbursement for any of our drug candidates, some patients may be unable to afford our products and sales could suffer.

     In both the United States and elsewhere, the availability of reimbursement from third-party payers, such as government health administration authorities, private health insurers and other organizations, can impact prescription pharmaceutical sales. These organizations are increasingly challenging the prices charged for medical products and services, particularly where they believe that there is only an incremental therapeutic benefit that does not justify the additional cost. If any of our products ever obtain marketing approval, coverage and reimbursement may not be available for these products, or, if available, may not be adequate. Without insurance coverage, many patients may be unable to afford our products, in which case sales of the product would be adversely affected.

     There also has been a trend toward government reforms intended to contain or reduce the cost of health care. In certain foreign markets, pricing or profitability of prescription pharmaceuticals is subject to government control. In the United States, there have been a number of federal and state proposals to implement similar government control. We expect this trend to continue, but we cannot predict the nature or extent of any reform that results. These reforms could adversely affect our ability to obtain financing for the continued development of our proposed products or market any of our products that are successfully developed. Furthermore, reforms could have a broader impact by limiting overall growth of health care spending, such as Medicare and Medicaid spending, which could also adversely affect our business.

The FDA has deemed our NDA for LOCILEX(TM) Cream to be not approvable, and the product may never be approved.

     In July 1999, we received notification from the FDA that our NDA for LOCILEX(TM) Cream had been deemed not approvable. LOCILEX(TM) Cream, a topical cream antibiotic for the treatment of infection in diabetic foot ulcers, was our lead product development candidate. As a result of the FDA's decision, near-term commercialization of LOCILEX(TM) Cream will not occur, and we will generate no revenues from LOCILEX(TM) Cream in the near future, if ever.

     In order to again seek approval of LOCILEX(TM) Cream, the FDA has indicated that we must conduct further development activities, including clinical and manufacturing activities. As a result of its review of manufacturing of the cream product, the FDA issued certain observations of deficiencies in compliance with their current good manufacturing procedures regulations. If any additional clinical studies are conducted, new batches of the cream product will need to be manufactured from the bulk drug substance and meet strict product specifications in compliance with FDA-determined cGMP. The time required to conduct such further clinical and manufacturing development efforts may be lengthy and costly, and the results may ultimately prove unsuccessful.

Our stock price is extremely volatile.

     The market prices and trading volumes for securities of biopharmaceutical and biotechnology companies, including ours, have historically been, and will likely continue to be, highly volatile. Future events affecting our business, or that of our competitors, may have a significant impact on our stock price. Among these events are the following:

     .    product testing results from us or our competitors;
     .    technological innovations by us or our competitors;
     .    new commercial products from us or our competitors;
     .    government regulations;
     .    proprietary rights;
     .    regulatory actions; and
     .    litigation.

We may be unable to maintain the standards for listing on the Nasdaq National Market, which could adversely affect the liquidity of our common stock and could subject our common stock to the "penny stock" rules.

     Our common stock is listed on the Nasdaq National Market. Nasdaq requires listed companies to maintain standards for continued listing, including a minimum bid price for shares of a company's stock and a minimum tangible net worth. If we are unable to maintain these standards, our common stock could be delisted. Trading in our stock may then be conducted on the Nasdaq Small Cap Market. However, if we are unable to meet the requirements for inclusion in the Small Cap Market, our common stock would be traded on an electronic bulletin board established for securities that are not included in Nasdaq or traded on a national securities exchange or in quotations published by the National Quotation Bureau, Inc. that are commonly referred to as the "pink sheets." If this occurs, it could be more difficult to sell our securities or obtain the same level of market information as to the price of our common stock as is currently available.

     In addition, if our common stock were delisted, it would be subject to the so-called "penny stock" rules. The U.S. Securities and Exchange Commission has adopted regulations that define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions, such as any securities listed on a national securities exchange or quoted on Nasdaq. For any transaction involving a "penny stock," unless exempt, the rules impose additional sales practice requirements on broker-dealers, subject to certain exceptions.

     For transactions covered by the "penny stock" rules, a broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to the transaction. The "penny stock" rules also require broker-dealers to deliver monthly statements to "penny stock" investors disclosing recent price information for the "penny stock" held in the account, and information on the limited market in "penny stocks." Prior to the transaction, a broker-dealer must provide a disclosure schedule relating to the "penny stock" market. In addition, the broker-dealer must disclose the following:

     . commissions payable to the broker-dealer and the registered representative; and
     . current quotations for the security as mandated by the applicable regulations.

     If our common stock were delisted and determined to be a "penny stock," a broker-dealer may find it more difficult to trade our common stock and an investor may find it more difficult to acquire or dispose of our common stock in the secondary market.

The exercise of options and warrants and other issuances of shares could have a dilutive effect on our stock price.

     As of September 30, 2001, there were outstanding options to purchase an aggregate of approximately 3,815,000 shares of our common stock at prices ranging from $1.03 per share to $16.75 per share, of which approximately 1,975,000 were exercisable as of such date. Warrants to purchase 396,905 shares were outstanding, of which warrants to purchase 229,739 shares of our common stock are currently exercisable at $8.00 per share and warrants to purchase 167,166 shares of our common stock are currently exercisable at $3.50 per share, in each case subject to adjustment under the anti-dilution provisions of the warrants. Exercise of options and warrants at prices below the market price of our common stock could adversely affect the price of our common stock. Additional dilution may result from the issuance of shares in connection with collaborations or manufacturing arrangements or in connection with other financing efforts.

Our certificate of incorporation and Delaware law contain provisions that could discourage a takeover.

     Our certificate of incorporation provides our board of directors the power to issue shares of preferred stock without stockholder approval. This preferred stock could have voting rights, including voting rights that could be superior to that of our common stock. In addition, Section 203 of the Delaware General Corporation Law contains provisions that impose restrictions on stockholder action to acquire control of Genaera. The effect of these provisions of our certificate of incorporation and Delaware law provisions could discourage third parties from seeking to obtain control, even though the price at which such third parties seek to acquire our common stock is in excess of the market price for our stock.


                          FORWARD-LOOKING STATEMENTS

     Our disclosure and analysis in this prospectus and in the documents we have referred you to contains some forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "hope," and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among others, statements about the following:

     . the sufficiency of our resources to sustain operations at their current level;
     .    our present or anticipated scientific progress;
     .    our development of potential pharmaceutical products;
     .    our future revenues and profitability;
     .    our anticipated capital expenditures;
     .    our anticipated research and development expenditures;
     . our ability to obtain future financing and to secure necessary collaborations; and
     . other statements regarding matters that are not historical facts or statements of current condition.

     Any or all of our forward-looking statements in this prospectus and in the documents we have referred you to may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Some of the factors that could cause actual results to differ from those expressed or implied by our forward-looking statements include, among others:

     . unanticipated cash requirements to support current operations, expansion of our business or capital expenditures;
     .    scientific or regulatory setbacks with respect to our potential products;
     . enactment of new government regulations, court decisions, regulatory interpretations or other initiatives;
     . market conditions in the biotechnology industry that make raising additional capital difficult, expensive or both;
     .    the loss of key management or scientific personnel; and
     .    the activities of our competitors in the industry.

     Many factors mentioned in this prospectus will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our filings with the Securities and Exchange Commission.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of any of the securities for working capital and for general corporate purposes, which may include, among other things, the funding of both ongoing and planned research and development activities, clinical trials and manufacturing developments. Pending these uses, we may temporarily invest funds that we do not immediately need for these purposes in U.S. government and other investment grade, interest-bearing securities.


                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK

     The following description of common stock and preferred stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock and preferred stock that we may offer under this prospectus. For the complete terms of our common stock and preferred stock, please refer to our Restated Certificate of Incorporation, as amended, our certificates of designation for the preferred stock, and our by-laws. The General Corporation Law of Delaware may also affect the terms of these securities. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we may offer, we will describe the particular terms of any series of these securities in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any common stock or preferred stock we offer under that prospectus supplement may differ from the terms we describe below.

Our Authorized Capital Stock

     .    75,000,000 shares of common stock, par value $0.002 per share.
     . 9,211,031 shares of preferred stock, par value $0.001 per share, of which 80,000 shares were designated Series A redeemable convertible preferred stock and 10,000 shares were designated Series B convertible preferred stock.
     . As of September 30, 2001, we had 32,859,386 shares of common stock, 888 shares of Series A preferred stock and 10,000 shares of Series B preferred stock outstanding.
     . As of September 30, 2001, we had reserved for issuance 12,032,950 shares of common stock with respect to our incentive stock plan, outstanding common stock purchase warrants and conversion of the Series A and Series B preferred stock.

Common Stock

     Voting Rights of Stockholders:

     . one vote for each share held of record on all matters submitted to a vote of stockholders;
     .    no cumulative voting rights;
     .    election of directors by plurality of votes cast; and
     . all other matters by majority of the votes cast, unless otherwise required by law;

     Dividend Rights:

     . subject to preferential dividend rights of outstanding shares of preferred stock, common stockholders are entitled to receive ratably declared dividends; and
     . the board of directors may only declare dividends out of legally available funds.

     Additional Provisions:

     . subject to the preferential liquidation rights of outstanding shares of preferred stock, common stockholders are entitled to receive ratably net assets available after the payment of all debts and liabilities upon our liquidation, dissolution or winding up;
     .    no preemptive rights;
     .    no subscription rights;
     .    no redemption rights;

     .    no sinking fund rights; and
     .    no conversion rights.

     The rights and preferences of common stockholders are subject to the rights of the holders of the Series A and Series B preferred stock and of any other series of preferred stock we may issue in the future. Our common stock is quoted on the Nasdaq National Market under the symbol "GENR." The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

Preferred Stock

     General

     Each series of preferred stock will have specific financial and other terms that will be described in a prospectus supplement, except for the Series A Preferred Stock and Series B Preferred Stock, which are described below. The description of the preferred stock that is set forth in any prospectus supplement is not complete without reference to the documents that govern the preferred stock. These include the Restated Certificate of Incorporation, the Certificates of Designation for the Series A Preferred Stock and Series B Preferred Stock and any other certificate of designation that the board of directors may adopt. Under the Restated Certificate of Incorporation, our board of directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to the issuance of shares of each series, the board of directors is required by the Delaware General Corporation Law and the Restated Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

     .    the number of shares constituting each class or series;
     .    voting rights;
     .    rights and terms of redemption (including sinking fund provisions);
     .    dividend rights;
     .    dissolution;
     .    terms concerning the distribution of assets;
     . conversion rights, including the terms and conditions upon which the preferred stock will be convertible into or exchangeable for common stock, and whether such conversion or exchange will be at our option, the option of the holder or either party's option; and
     .    liquidation preferences.

     All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable, including shares of preferred stock issued upon the exercise of preferred stock warrants or subscription rights, if any. Our board of directors could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of discouraging a takeover or other transaction that might involve a premium price for holders of the shares or which holders might believe to be in their best interests.

     Series A Preferred Stock

     Holders of the Series A Preferred Stock are entitled to cumulative preferred dividends payable in arrears on a quarterly basis at an annual rate of the prime rate plus 2%. The Series A Preferred Stock ranks senior to our common stock and Series B Preferred Stock as to liquidation and dividend rights. In the event of our liquidation, dissolution or winding up, the Series A Preferred Stock has a liquidation preference of $1,000 per share plus accumulated and unpaid cumulative dividends to the date of liquidation. The Series A Preferred Stock is convertible, in whole or in part, at our option or holder's option, into shares of our common stock at a conversion rate determined by dividing the original issue price of $1,000 per share by the average closing price of the common stock during the five trading days prior to the conversion date. Shares of the Series A Preferred Stock issued before May 10, 2005 are only convertible
on a single date during the six-month period beginning on May 10, 2005.   Shares
of the Series A Preferred Stock issued on or after May 10, 2005 are convertible at any one date during the six-month period beginning on December 31, 2008. In addition, after November 10, 2000, the Series A Preferred Stock also is

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convertible at the holder's option (1) in the event of a merger, consolidation or sale of substantially all of our assets, at any time following the execution of a definitive agreement or (2) at any time following the first date when the total number of common shares outstanding, on a fully-diluted basis, multiplied by the average closing price of the common stock during the ten trading days prior to such date is less than 500% of the aggregate original issuance price of the Series A Preferred Stock plus accrued and unpaid cumulative dividends on the Series A Preferred Stock. In any event, the aggregate number of common shares issued upon conversion of the shares of Series A Preferred Stock shall not exceed 5,388,595 shares nor may such aggregate conversions result in Genentech, Inc., the holder of the Series A Preferred Stock, beneficially owning more than 10% of our common stock. In the event a conversion would cause these limits to be exceeded, we would be required to redeem the excess shares at a cash redemption price of $1,000 per share plus accrued and unpaid cumulative dividends to the date of conversion. The Series A Preferred Stock also may be redeemed, in whole or in part, at any time at our option at a cash redemption price of $1,000 per share plus accrued and unpaid cumulative dividends to the date of redemption. Holders of the Series A Preferred Stock have limited voting rights and generally do not have the right to vote on matters submitted to the holders of our common stock.

     Series B Preferred Stock

     Holders of the Series B Preferred Stock have no rights to dividends other than the right to participate in any dividends that may be declared on the Company's common stock on an "as-converted" basis. The Series B Preferred Stock ranks senior to our common stock and junior to the Series A Preferred Stock with respect to liquidation and dividend rights. In the event of our liquidation, dissolution or winding up, the Series B Preferred Stock has a liquidation preference of $1,000 per share plus accumulated and unpaid cumulative dividends to the date of liquidation. Prior to April 19, 2006, the Series B Preferred Stock is convertible, in whole or in part, at the holder's option, into shares of our common stock at a conversion rate of 200 shares of common stock for each share of Series B Preferred Stock. Therefore, the maximum aggregate number of common shares issuable upon a conversion of all of the shares of Series B Preferred Stock before April 19, 2006 is 2,000,000 shares. After April 19, 2006, the Series B Preferred Stock is convertible, in whole or in part, at our option or holder's option, into shares of our common stock at a conversion rate determined by dividing the original issue price of $1,000 per share by the lesser of (i) $5.00 or (ii) the 20-day average closing price of the common stock as of the conversion date (the "Post-April 19, 2006 Conversion Rate"). However, we may not exercise our option to convert if the closing price of the common stock is less than $2.15 per share on the day prior to our notice of conversion. At any time in the event of a merger, consolidation or sale of substantially all of our assets, the Series B Preferred Stock shall be automatically converted immediately prior to the consummation of such transaction at the Post-April 19, 2006 Conversion Rate. The maximum aggregate number of common shares issued upon conversion of all of the shares of Series B Preferred Stock after April 19, 2006 or at any time as a result of a merger, consolidation or sale of substantially all of our assets is 4,642,741 shares of common stock. The Series B Preferred Stock also may be redeemed, in whole or in part, at any time at our option at a cash redemption price of $1,000 per share plus accrued and unpaid cumulative dividends to the date of redemption. Holders of the Series B Preferred Stock have limited voting rights and generally do not have the right to vote on matters submitted to the holders of our common stock.

Limitation on Liability

     Our certificate of incorporation limits or eliminates the liability of our directors to us or our stockholders for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. As permitted by the Delaware General Corporation Law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability:

     .    for any breach of such person's duty of loyalty;
     . for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law;
     . for the payment of unlawful dividends and certain other actions prohibited by Delaware corporate law; and
     . for any transaction resulting in receipt by such person of an improper personal benefit.

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     Our certificate of incorporation also contains provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

     We currently carry directors' and officers' liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

Certain Anti-Takeover Provisions

     Our Restated Certificate of Incorporation provides that our board of directors may establish the rights of, and cause us to issue, preferred stock without the need for stockholder approval. Further, our board of directors may determine the terms, conditions, rights (including voting rights), privileges and preferences of the preferred stock. Our board is required to exercise its business judgment when making such determinations. Our board of directors' use of the preferred stock may inhibit the ability of third parties to acquire us. Additionally, our board may use the preferred stock to dilute the common stock of entities seeking to obtain control of us. The rights of the holders of common stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. We believe that the preferred stock provision of our Restated Certificate of Incorporation provides our board of directors with desirable flexibility in connection with possible acquisitions, financings and other corporate transactions. However, the existence of the foregoing provisions in our Restated Certificate of Incorporation could make it more difficult for third parties to acquire or attempt to acquire control of us or substantial amounts of our common stock.

     Section 203 of the Delaware General Corporation Law applies to Genaera.
Section 203 generally prohibits "business combinations" between a Delaware corporation and an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is effected in the prescribed manner. An "interested stockholder" is generally defined as a person who, together with any affiliates or associates of such person, beneficially owns, or within three years prior to the proposed business combination owned, 15% or more of the corporation's outstanding voting shares. The statute broadly defines business combinations to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase our common stock or preferred stock. These warrants may be issued independently or together with any other security offered by this prospectus. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the specific terms of any warrants for which we are delivering under this prospectus, including the aggregate number of warrants, the issue price or prices of the warrants, the designation and terms of the underlying common stock, preferred stock or debt securities, the exercise date and expiration date for such warrants and any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                             PLAN OF DISTRIBUTION

     We may sell the securities being offered by this prospectus: (a) directly to purchasers; (b) through agents; (c) through underwriters; or (d) through dealers. The prospectus supplement relating to each offering of securities will set forth the terms of such offering, including the name or names of any such agents, underwriters or dealers, the purchase price of the securities and the net proceeds to us from the issuance and sale of the securities, any underwriting discounts and other items constituting underwriters' compensation, the public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers. Any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers may be changed from time to time.

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

The distribution of the securities may be effected from time to time in one or more transactions:

     .    at a fixed price or prices, which may be changed;
     .    at market prices prevailing at the time of sale;
     .    at prices related to such prevailing market prices; or
     .    at negotiated prices.

     We may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the common stock from time to time.

     If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the common stock to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

     If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale. In connection with the sale of the securities, we, or the purchasers of our securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

     In the event we enter into an agreement regarding an equity line of credit which contemplates an "at the market" equity offering, we will file a post-effective amendment to this registration statement that identifies the underwriters in that "at the market" offering. We may also make direct sales through subscription rights distributed to our stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

     Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that may be required to make in respect of such liabilities.

     Until the distribution of the securities offered by this prospectus is completed, the rules of the SEC may limit the ability of the underwriters and certain selling group members, if any, to bid for and purchase the securities. As an exception to these rules, the representatives of the underwriters, if any, are permitted to engage in certain transactions that stabilize the price of the securities. Such transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the securities.

     If underwriters create a short position in the securities in connection with the offering thereof, (i.e., if they sell more securities than are set forth on the cover page of the applicable prospectus supplement), the representatives of such underwriters may reduce that short position by purchasing securities in the open market. Any such representatives also may elect to reduce any short position by exercising all or part of any over-allotment option described in the applicable prospectus supplement.

     Any such representatives also may impose a penalty bid on certain underwriters and selling group members. This means that if the representatives purchase securities in the open market to reduce the underwriters' short position or to stabilize the price of the securities, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering thereof.

     We do not make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, we do not make any

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

representation that underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     To comply with applicable state securities laws, the securities offered by this prospectus will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers.

     The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable supplement relating to the offering.

     Except for the common stock offered by this prospectus, each class or series of securities covered by this prospectus will be a new issue with no established trading market. We may elect to list any of these other classes or series of securities on any exchange or interdealer quotation system, but we are not obligated to do so. It is possible that one or more underwriters may make a market in such class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities offered under this prospectus.

                                 LEGAL MATTERS

     Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania, will pass on the validity of the securities offered hereby.

                                    EXPERTS

     The consolidated financial statements of Genaera Corporation and subsidiary as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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                                [LOGO] GENAERA

                              GENAERA CORPORATION


                                  $50,000,000

                                 Common Stock
                                Preferred Stock
                                   Warrants



                           _________________________



                                  PROSPECTUS

                               December 7, 2001


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